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                                 EXHIBIT 4(K)

                      EIGHTH AMENDMENT TO CREDIT AGREEMENT


This Eighth Amendment to Credit Agreement (this "AMENDMENT") is made as of July 24, 1997 by and among Ferro Corporation (the "BORROWER") the four banks (collectively the "BANKS" and each a "BANK") executing and delivering this Amendment and National City Bank as the agent (in that capacity the "Agent") of the Banks for purposes of the Credit Agreement referred to below, as that Credit Agreement may be amended from time to time:

                                    WHEREAS:

              I. The Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of August 22, 1990, as amended by an Amendment Agreement made as of May 31, 1991, as further amended by a Second Amendment to Credit Agreement made as of July 30, 1991, as further amended by a Third Amendment to Credit Agreement made as of December 31, 1991, as further amended by a Fourth Amendment to Credit Agreement made as of July 21, 1992, as further amended by a Fifth Amendment to Credit Agreement made as of August 20, 1993, as further amended by a Sixth Amendment to Credit Agreement made as of June 22, 1995, and as further amended by a Seventh Amendment to Credit Agreement made as of October 25, 1995 (that Credit Agreement as so amended the "EXISTING CREDIT AGREEMENT") providing for, among other things, Commitments pursuant to which Advances in the aggregate unpaid principal sum of not more that one hundred fifty million dollars ($150,000,000) are available to the Borrower upon certain terms and conditions until the Termination Date;

              II. The Borrower has requested the Banks and the Agent to agree to amend Section 1.01 (captioned "Certain Defined Terms") of the Existing Credit Agreement, Section 5.01(c) (captioned "Tangible Net Worth") of the Existing Credit Agreement, Section 5.01(d) (captioned "Tangible Net Worth Ratio") of the Existing Credit Agreement, and Section 5.01(e) of the Existing Credit Agreement (captioned "Interest Coverage Ratio"); and

              III. The Banks and the Agent are willing to so agree, subject to the terms and conditions of this Amendment;

              NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and (in the case of the Banks and the Agent), in reliance upon the representations and warranties of the Borrower herein contained, the Borrower, the Banks and the Agent hereby agree as follows:

A. Except as otherwise provided in paragraph B, each term used in this Amendment that is defined in the Existing Credit Agreement shall have the meaning in this Amendment that is ascribed to that term in the Existing Credit Agreement.

B. Section 1.01 (captioned "Certain Defined Terms") of the Existing Credit Agreement is amended, effective as of April 30, 1997, by inserting the following definitions in alphabetical order:

              "AFTER-TAX REALIGNMENT EXPENSE" means a non-recurring charge, in an amount not greater than one hundred million twenty thousand dollars ($100,020,000), against the consolidated income of the Borrower and its subsidiaries for the quarter-annual fiscal period ending June 30, 1997."


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              "REALIGNMENT EXPENSE" means a non-recurring charge, in an amount not greater than one hundred fifty-two million seven hundred ninety thousand dollars ($152,790,000), against the consolidated income of the Borrower and its subsidiaries for the quarter-annual fiscal period ending June 30, 1997."

C. Section 5.01(c) (captioned "Tangible Net Worth") of the Existing Credit Agreement is amended and restated, effective as of April 30, 1997, as follows:

              "(c) TANGIBLE NET WORTH. Maintain an excess of (i) the sum of consolidated total tangible assets plus an amount equal to the After-Tax Realignment Expense over (ii) consolidated total liabilities (including Guaranties) of the Borrower and its subsidiaries of not less than the Required Net Worth. The "Required Net Worth" shall initially be two hundred thirty-five million dollars ($235,000,000) and shall increase as of December 31 of each year, commencing December 31, 1997, by an amount equal to twenty-five percent (25%) of the consolidated net income (if any) of the Borrower and its subsidiaries for the fiscal year ending on such December 31."

D. Section 5.01(d) (captioned "Tangible Net Worth Ratio") of the Existing Credit Agreement is amended and restated, effective as of April 30, 1997, as follows:

              "(d) TANGIBLE NET WORTH RATIO." Maintain a ratio (expressed as a decimal fraction) of

                           (i) consolidated total liabilities (including
                  Guaranties but excluding the Transition Obligation) to

                           (ii) the aggregate of consolidated tangible net
                  worth, plus an amount (in no case greater than fifty-five million dollars ($55,000,000)) equal to the goodwill acquired by Borrower from Synthetic Products Company ("SYNPRO"), a Delaware corporation, as a part of Borrower's acquisition of all or substantially all of the assets of Synpro, plus an amount equal to the After-Tax Realignment Expense, of not more than 1.85."

E. Section 5.01(e) (captioned "Interest Coverage Ratio") of the Existing Credit Agreement is amended and restated, effective as of April 30, 1997, as follows:

              "(e) INTEREST COVERAGE RATIO. Maintain for each period of four consecutive fiscal quarters beginning with the period of four fiscal quarters ending June 30, 1997, a ratio of (i) consolidated net income (before interest income, interest expense, income taxes, and the Realignment Expense) of the Borrower and its subsidiaries for such period to (ii) consolidated interest expense (net of interest income) for such period of not less than 2.5 to 1.0."

F. The Borrower hereby represents and warrants to each Bank and the Agent that no event, condition or other thing has occurred and is continuing, or will occur after giving effect to this Amendment, which constitutes, or which with the giving of notice or the lapse of any grace period or both would constitute,


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an Event of Default. The representation and warranty made pursuant to this paragraph F shall survive the execution and delivery of this Amendment.

G. The Borrower, the Banks and the Agent do hereby ratify and confirm all of the terms and conditions of the Existing Credit Agreement not specifically amended by this Amendment and all such terms and conditions remain in full force and effect.

H. This Amendment may be executed in one or more counterparts, each counterpart to be executed by the Borrower, by the Agent and by one or more or all of the Banks. Any party to the Existing Credit Agreement may deliver an executed signature page to this Amendment by telecopy to the Agent at the telecopier number set forth below the Agent's signature, and that party shall be deemed to have executed and delivered that signature page with the intent to be bound by this Amendment, PROVIDED, that each party to this Amendment shall, on the Agent's request, deliver to the Agent such number of counterparts bearing the original signature of that party as the Agent may request in order that each party may ultimately have a counterpart bearing the original signature of each party to this Amendment. Each party to this Amendment hereby assents to the foregoing procedure for executing and delivering this Amendment and agrees that all such counterparts taken together shall constitute but one agreement, which agreement constitutes the entire agreement between the parties to this Amendment in respect of its subject matter.

Ferro Corporation                     Citibank, N.A.

By: /s/ D. Thomas George              By: /s/ Stuart G. Miller
   --------------------------             ---------------------------
        D.Thomas George                       Stuart G. Miller
        Treasurer                             V.P./S.C.O.


National City Bank, Agent             Bank Boston, NT
The First National Bank of Boston     (a.k.a. The First national Bank of Boston)

By: /s/ Jeffrey C. Douglas            By: /s/ Cornelia Newell
   --------------------------             ---------------------------
        Jeffrey C. Douglas                    Cornelia Newell
        Vice President                        Director
Telecopier:  (216) 575-9396

National City Bank                    KeyBank National Association (formerly
                                      known as Society National Bank)
/s/ Jeffrey C. Douglas
   --------------------------
        Jeffrey C. Douglas            By: /s/ Richard C. Pohle
        Vice President                    --------------------------
                                               Richard C. Pohle
                                               Vice President